Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2023 RESULTS; EXPECTS EARNINGS AND
FREE CASH FLOW GROWTH IN 2024

Highlights
•Continued growth in high value dispensing products; anticipates further growth in 2024
•Record annual adjusted EBIT in Metal Containers
•Announced a multi-year $50 million cost reduction program
•Returned over $250 million to shareholders through share repurchases and dividends

STAMFORD, CT, January 31, 2024 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported full year 2023 net sales of $6.0 billion and net income of $326.0 million, or $2.98 per diluted share, as compared to full year 2022 net sales of $6.4 billion and net income of $340.8 million, or $3.07 per diluted share.

Adjusted net income per diluted share for the full year of 2023 was $3.40, after adjustments increasing net income per diluted share by $0.42. Adjusted net income per diluted share for the full year of 2022, which included $0.09 per diluted share from non-recurring income associated with Russia, was a record $4.01 after adjustments increasing net income per diluted share by $0.94. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"The Silgan team navigated yet another year of unprecedented volume fluctuations and volatile market conditions, and delivered strong performance in a challenging economic environment. We are pleased to have achieved the second highest annual adjusted earnings in the Company’s history, and our robust and reliable cash generation allowed us to return over $250 million to shareholders during the year. Our unique business model and proven ability to rapidly adapt to changing market dynamics continue to create significant value for our shareholders as demonstrated by our 10-year CAGR for adjusted EPS of 10 percent," said Adam Greenlee, President and CEO.

"In 2023, market leading innovation in our high value dispensing products continued to drive strong growth with new and existing customers, mix enhancement and margin expansion for the Company, while our Metal Containers segment delivered another year of record profit. As we turn to 2024, we continue to execute our strategic growth initiatives and remain confident that these efforts will drive earnings and cash flow growth in the year. The actions we have already taken to date position the Company to deliver our $50 million cost reduction initiative over the next two years," continued Mr. Greenlee. "We have seen early signs of recovery in certain categories from the customer destocking activities that impacted 2023, and we expect these favorable trends to continue to improve during the first half of the year. We believe that our future success will be driven by competing and winning in our markets, building upon and expanding the strong foundation of our customer partnerships and maintaining a disciplined approach to capital deployment. Our business fundamentals and balance sheet remain strong, and the entire Silgan team is focused on executing and driving growth in 2024 and beyond," concluded Mr. Greenlee.

Fourth Quarter Results

Net sales for the fourth quarter of 2023 were $1.3 billion, a decrease of $115.3 million, or 8%, as compared to the same period in the prior year predominantly as a result of lower volumes. Net income for the fourth quarter of 2023 was $64.4 million, or $0.60 per diluted share, as compared to net income of $24.6 million, or $0.22 per diluted share, for the fourth quarter of 2022. Adjusted net income per diluted share for the fourth quarter of 2023 was $0.63, after adjustments increasing net income per diluted share by $0.03. Adjusted net income per diluted share for the fourth quarter of 2022 was a record $0.85, after adjustments increasing net income per diluted share by $0.63.

Income before interest and income taxes (EBIT) for the fourth quarter of 2023 was $126.1 million, an increase of $45.0 million as compared to $81.1 million for the fourth quarter of 2022 principally due to $66.6 million of rationalization charges in the prior year period. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $68.4 million, $55.8 million, and $6.8 million, respectively, in the fourth quarter of 2023. In the fourth quarters of 2023 and 2022, we recorded rationalization credits of $(4.8) million and rationalization charges of $66.6 million, respectively. The fourth quarter of 2023 included a favorable adjustment to the non-cash write-down of assets in Russia in the prior year period. A reconciliation of EBIT for each segment to adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the fourth quarter of 2023 was $42.5 million, an increase of $7.9 million as compared to the fourth quarter of 2022 primarily due to the impact of higher interest rates.

The effective tax rates were 23.0% and 47.2% for the fourth quarters of 2023 and 2022, respectively. The effective tax rate in the prior year period was unfavorably impacted by the write-off of net assets related to operations in Russia which was non-deductible.

Fourth Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $522.3 million in the fourth quarter of 2023, a decrease of $18.5 million, or 3%, as compared to $540.8 million in the fourth quarter of 2022 which included non-recurring sales associated with Russia (Russia Sales) of $3.1 million. The decline in sales from the prior year period was primarily the result of lower volume/mix of 5% due to customer destocking activities in food and beverage markets and double digit declines in higher volume metal closures for international food and beverage markets due to the ongoing impact of inflation on consumers, which was partially offset by favorable foreign currency translation of 3%.

Dispensing and Specialty Closures adjusted EBIT increased $12.4 million to $87.0 million in the fourth quarter of 2023 as compared to $74.6 million in the fourth quarter of 2022. The increase in adjusted EBIT was driven primarily by improved price/cost as a result of lower manufacturing costs, partially offset by lower volumes for food and beverage products.

Metal Containers
Net sales of the Metal Containers segment were $665.3 million in the fourth quarter of 2023, a decrease of $89.3 million, or 12%, as compared to $754.6 million in the fourth quarter of 2022. Net sales in the Metal Containers segment decreased 10% in the fourth quarter of 2023 as compared to the same period in 2022, excluding the impact of Russia Sales of $12.2 million in the fourth quarter of 2022. This decrease was the result of lower unit volume of 7%, with expected customer destocking activities impacting several categories during the quarter, and the impact of less favorable price/mix of 4%, partially offset by favorable foreign currency translation of 1%.

Metal Containers adjusted EBIT decreased $27.4 million to $40.8 million in the fourth quarter of 2023 as compared to $68.2 million in the fourth quarter of 2022. As expected, the decline in adjusted EBIT in the quarter was primarily the result of the benefit in the prior year period from inventory management which did not repeat in 2023 and lower volumes in the quarter as a result of expected customer destocking activities.

Custom Containers
Net sales of the Custom Containers segment were $152.5 million in the fourth quarter of 2023, a decrease of $7.5 million, or 5%, as compared to $160.0 million in the fourth quarter of 2022. This decrease was primarily the result of an expected volume reduction of 2% due largely to customer destocking activity, as well as lower price/mix of 2% due to the pass through of lower resin costs and a less favorable mix of products sold.

Custom Containers adjusted EBIT increased $1.8 million to $13.0 million in the fourth quarter of 2023 as compared to $11.2 million in the fourth quarter of 2022. The increase in adjusted EBIT was primarily the result of improved price/cost primarily due to cost management.

Full Year Results

Net sales for 2023 were $6.0 billion, a decrease of $423.3 million, or 7%, as compared to $6.4 billion in the prior year. Excluding Russia Sales of $70.6 million in 2022, 2023 net sales declined 6% primarily as a result of lower volumes across all segments due mostly to customer destocking activities in food, beverage, and pet food end markets, which was partly offset by favorable foreign currency translation.

Income before interest and income taxes (EBIT) for 2023 was $595.4 million, a decrease of $6.6 million as compared to $602.0 million for 2022. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $281.0 million, $287.4 million, and $52.8 million, respectively, in 2023. Rationalization charges were $8.4 million and $74.1 million in 2023 and 2022, respectively. A reconciliation of EBIT for each segment to adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for 2023 was $173.3 million, an increase of $45.5 million as compared to 2022 primarily due to the impact of higher interest rates.

The effective tax rates were 22.8% and 28.1% for 2023 and 2022, respectively. The effective tax rate in 2022 was unfavorably impacted by the write-off of net assets related to operations in Russia and the European Commission settlement, both of which were non-deductible.

The Company reported net cash provided by operating activities of $482.6 million in 2023 as compared to $748.4 million in 2022. Free cash flow for 2023 was $356.7 million as compared to $371.6 million in 2022. The decrease in free cash flow was due primarily to lower net income and higher capital expenditures in 2023, which was partially offset by a lesser use of cash for changes in working capital including changes in outstanding checks. The Company is providing a reconciliation in Table D of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure used by the Company which adjusts net cash provided by operating activities for certain items.

Full Year Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $2.2 billion 2023, a decrease of $95.3 million, or 4%, as compared to $2.3 billion in 2022. Excluding Russia Sales of $16.3 million in 2022, net sales declined 3% from the prior year as a result of lower volume/mix of 4%, with growth in high value dispensing products more than offset by customer destocking activities in food and beverage markets and double digit declines in higher volume metal closures for international food and beverage markets due to the ongoing impact of inflation on consumers. The decrease in volume/mix was partly offset by favorable foreign currency translation of 1%.

Dispensing and Specialty Closures adjusted EBIT decreased $19.2 million to $340.6 million in 2023 as compared to $359.8 million in 2022. The decrease in adjusted EBIT was driven primarily by lower volume/mix and the prior year cost recovery for certain customer project expenditures, which was partly offset by favorable price/cost including from SG&A cost management. Dispensing    and Specialty Closures adjusted EBIT was also negatively impacted in 2023 by labor challenges that limited output at a U.S. food and beverage closures facility and drove higher costs.

Metal Containers
Net sales of the Metal Containers segment were $3.1 billion in 2023, a decrease of $231.0 million, or 7%, as compared to $3.4 billion in 2022. Net sales in the Metal Containers segment decreased 5% in 2023 as compared to 2022, excluding the impact of Russia Sales of $54.3 million in 2022. This decrease was the result of lower unit volume of 5%, with lower volumes across several categories due to customer destocking activities.

Metal Containers adjusted EBIT increased $0.2 million to a record $282.4 million in 2023 as compared to $282.2 million in 2022. Adjusted EBIT increased as a result of favorable price/cost including mix due to the lagged contractual pass through of labor and other manufacturing cost inflation, lower SG&A costs and favorable foreign currency which more than offset the impact of lower volumes as a result of customer destocking activity.

Custom Containers
Net sales of the Custom Containers segment were $626.0 million in 2023, a decrease of $97.0 million, or 13%, as compared to $723.0 million in 2022. This decrease was primarily the result of an expected volume reduction of 9% due to customer destocking programs and the planned non-renewal of contractual business that did not meet reinvestment criteria, as well as lower price/mix of 3% due to the pass through of lower resin costs and a less favorable mix of products sold.

Custom Containers adjusted EBIT decreased $23.5 million to $63.3 million in 2023 as compared to $86.8 million in 2022. The decrease in adjusted EBIT was primarily the result of lower volumes.

Outlook for 2024

The Company currently estimates adjusted net income per diluted share for the full year of 2024 will be in the range of $3.55 to $3.75, a 7% increase at the midpoint of the range over adjusted net income per diluted share of $3.40 in 2023. Volumes in the Dispensing and Specialty Closures and Metal Containers segments for 2024 are expected to be higher than 2023 levels, and volumes in the Custom Containers segment are expected to be comparable to the prior year. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company anticipates interest and other debt expense in 2024 of approximately $170 million and an effective tax rate for 2024 of approximately 24 - 25%.

The Company currently estimates that free cash flow in 2024 will be approximately $375 million as compared to $356.7 million in 2023. Capital expenditures are expected to be approximately $240 million in 2024.

For the first quarter of 2024, the Company expects the impact of customer destocking to continue to impact volumes, with a low single digit volume decline in the Dispensing and Specialty Closures and Metal Containers segments and a mid-to-high single digit volume decline in the Custom Containers segment as compared to the prior year period. The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2024 in the range of $0.60 to $0.70, as compared to $0.78 in the first quarter of 2023. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year of 2023 at 11:00 a.m. eastern time on Wednesday, January 31, 2024. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (888) 256-1007 and from outside the U.S. and Canada should dial (323) 794-2575. The confirmation code for the conference call is 2504193. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.
* * *
Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 107 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2022 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars and shares in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2023	2022	2023	2022

Net sales	$1,340.1	$1,455.4	$5,988.2	$6,411.5

Cost of goods sold	1,121.6	1,222.7	4,995.6	5,363.7

Gross profit	218.5	232.7	992.6	1,047.8

Selling, general and administrative expenses	96.5	96.5	384.4	416.9

Rationalization (credits) charges	(4.8)	66.6	8.4	74.1

Other pension and postretirement expense (income)	0.7	(11.5)	4.4	(45.2)

Income before interest and income taxes	126.1	81.1	595.4	602.0

Interest and other debt expense before loss on early extinguishment of debt	42.5	34.6	173.3	126.3

Loss on early extinguishment of debt	—	—	—	1.5

Interest and other debt expense	42.5	34.6	173.3	127.8

Income before income taxes	83.6	46.5	422.1	474.2

Provision for income taxes	19.2	21.9	96.1	133.4

Net income	$64.4	$24.6	$326.0	$340.8

Earnings per share (EPS):
Basic net income per share	$0.60	$0.22	$3.00	$3.09
Diluted net income per share	$0.60	$0.22	$2.98	$3.07

Cash dividends per common share	$0.18	$0.16	$0.72	$0.64

Weighted average shares:
Basic	106.6	110.1	108.8	110.5
Diluted	106.9	110.8	109.2	111.0

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	Dec. 31, 2023	Dec. 31, 2023
	2023	2022
Assets:
Cash and cash equivalents	$642.9	$585.6
Trade accounts receivable, net	599.5	658.0
Inventories	940.8	769.4
Other current assets	165.7	119.7
Property, plant and equipment, net	1,961.6	1,931.5
Other assets, net	3,300.7	3,281.6
Total assets	$7,611.2	$7,345.8

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,431.4	$1,357.8
Current and long-term debt	3,426.8	3,425.4
Other liabilities	863.6	844.3
Stockholders' equity	1,889.4	1,718.3
Total liabilities and stockholders' equity	$7,611.2	$7,345.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2023	2022
Cash flows provided by (used in) operating activities:
Net income	$326.0	$340.8
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	268.6	268.2
Rationalization charges	8.4	74.1
Loss on early extinguishment of debt	—	1.5
Stock compensation expense	15.6	16.8
Deferred income tax provision (benefit)	33.1	(32.2)
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	73.7	30.4
Inventories	(162.3)	5.8
Trade accounts payable and other changes, net	(80.5)	43.0
Net cash provided by operating activities	482.6	748.4

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	—	(2.5)
Capital expenditures	(226.8)	(215.8)
Proceeds from asset sales	1.8	3.4
Other investing activities	1.2	(0.7)
Net cash (used in) investing activities	(223.8)	(215.6)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(78.9)	(71.9)
Changes in outstanding checks - principally vendors	99.1	(164.4)
Shares repurchased under authorized repurchase program	(174.7)	(45.1)
Net borrowings and other financing activities	(56.9)	(288.2)
Net cash (used in) financing activities	(211.4)	(569.6)

Effect of exchange rate changes on cash and cash equivalents	9.9	(9.0)

Cash and cash equivalents:
Net increase (decrease)	57.3	(45.8)
Balance at beginning of year	585.6	631.4
Balance at end of period	$642.9	$585.6

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2023	2022	2023	2022
Net sales:
Dispensing and Specialty Closures	$522.3	$540.8	$2,221.4	$2,316.7
Metal Containers	665.3	754.6	3,140.8	3,371.8
Custom Containers	152.5	160.0	626.0	723.0
Consolidated	$1,340.1	$1,455.4	$5,988.2	$6,411.5

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$68.4	$65.2	$281.0	$323.0
Metal Containers	55.8	8.5	287.4	234.2
Custom Containers	6.8	12.6	52.8	92.5
Corporate	(4.9)	(5.2)	(25.8)	(47.7)
Consolidated	$126.1	$81.1	$595.4	$602.0

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars and shares in millions, except per share amounts)

Table A

	Fourth Quarter				Year Ended
	2023		2022		2023		2022
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$64.4	$0.60	$24.6	$0.22	$326.0	$2.98	$340.8	$3.07

Adjustments (a)	3.2	0.03	69.6	0.63	45.5	0.42	104.6	0.94
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$67.6	$0.63	$94.2	$0.85	$371.5	$3.40	$445.4	$4.01

Weighted average number of common shares outstanding - Diluted
		106.9		110.8		109.2		111.0

(a) Adjustments consist of items in the table below

	Fourth Quarter		Year Ended
	2023	2022	2023	2022
Adjustments:
Acquired intangible asset amortization expense	$13.3	$13.0	$53.1	$52.5
Other pension expense (income) for U.S. pension plans	1.3	(11.9)	3.6	(47.5)
Rationalization (credits) charges	(4.8)	66.6	8.4	74.1
European Commission settlement	—	—	—	25.2
Loss on early extinguishment of debt	—	—	—	1.5
Pre-tax impact of adjustments	9.8	67.7	65.1	105.8
Tax impact of adjustments	6.6	(1.9)	19.6	1.2
Net impact of adjustments	$3.2	$69.6	$45.5	$104.6

Weighted average number of common shares outstanding - Diluted
	106.9	110.8	109.2	111.0
Diluted EPS impact from adjustments	$0.03	$0.63	$0.42	$0.94

Adjusted tax rate	27.7%	17.5%	23.8%	23.2%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT (2)
(UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

Table B

	Fourth Quarter		Year Ended
	2023	2022	2023	2022
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$68.4	$65.2	$281.0	$323.0
Acquired intangible asset amortization expense	11.8	11.6	47.2	46.8
Other pension expense (income) for U.S. pension plans	0.7	(2.8)	1.1	(11.0)
Rationalization charges	6.1	0.6	11.3	1.0
Adjusted EBIT	$87.0	$74.6	$340.6	$359.8

Metal Containers:
Income before interest and income taxes (EBIT)	$55.8	$8.5	$287.4	$234.2
Acquired intangible asset amortization expense	0.4	0.3	1.4	1.2
Other pension expense (income) for U.S. pension plans	0.4	(6.6)	1.5	(26.3)
Rationalization (credits) charges	(15.8)	66.0	(7.9)	73.1
Adjusted EBIT	$40.8	$68.2	$282.4	$282.2

Custom Containers:
Income before interest and income taxes (EBIT)	$6.8	$12.6	$52.8	$92.5
Acquired intangible asset amortization expense	1.1	1.1	4.5	4.5
Other pension expense (income) for U.S. pension plans	0.2	(2.5)	1.0	(10.2)
Rationalization charges	4.9	—	5.0	—
Adjusted EBIT	$13.0	$11.2	$63.3	$86.8

Corporate:
Loss before interest and income taxes (EBIT)	$(4.9)	$(5.2)	$(25.8)	$(47.7)
European Commission settlement	—	—	—	25.2
Adjusted EBIT	$(4.9)	$(5.2)	$(25.8)	$(22.5)

Total adjusted EBIT	$135.9	$148.8	$660.5	$706.3

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C

	First Quarter,			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2024	2024	2023	2024	2024	2023

U.S. GAAP net income as estimated for 2024
and as reported for 2023	$50.6	$61.3	$72.0	$338.8	$360.3	$326.0
Adjustments (a)	13.7	13.7	14.4	42.1	42.1	45.5
Non-U.S. GAAP adjusted net income as estimated for 2024 and presented for 2023
	$64.3	$75.0	$86.4	$380.9	$402.4	$371.5

U.S. GAAP diluted EPS as estimated for 2024
and as reported for 2023	$0.47	$0.57	$0.65	$3.16	$3.36	$2.98
Adjustments (a)	0.13	0.13	0.13	0.39	0.39	0.42
Non-U.S. GAAP adjusted diluted EPS as estimated for 2024 and presented for 2023
	$0.60	$0.70	$0.78	$3.55	$3.75	$3.40

(a) Adjustments consist of items in the table below

	First Quarter,		Year Ended
	March 31,		December 31,
	2024	2023	2024	2023
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$13.4	$13.2	$50.4	$53.1
Other pension (income) expense for U.S. pension plans	(1.2)	0.9	(4.8)	3.6
Rationalization charges	5.9	4.1	10.1	8.4
Pre-tax impact of adjustments	18.1	18.2	55.7	65.1
Tax impact of adjustments	4.4	3.8	13.6	19.6
Net impact of adjustments	$13.7	$14.4	$42.1	$45.5

Weighted average number of common shares outstanding - Diluted
	107.1	110.8	107.3	109.2
Diluted EPS impact from adjustments	$0.13	$0.13	$0.39	$0.42

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (3)
(UNAUDITED)
For the year ended December 31,
(Dollars and shares in millions, except per share amounts)

Table D

	2023	2022

Net cash provided by operating activities	$482.6	$748.4

Capital expenditures	(226.8)	(215.8)
Proceeds from asset sales	1.8	3.4
Changes in outstanding checks	99.1	(164.4)
Free cash flow	$356.7	$371.6

Net cash provided by operating activities per diluted share	$4.42	$6.74

Free cash flow per diluted share	$3.27	$3.35

Weighted average diluted shares	109.2	111.0

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension expense (income) for U.S. pension plans, rationalization charges (credits), the charge for the European Commission settlement and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension expense (income) from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension expense (income) for U.S. pension plans, rationalization charges (credits) and the charge for the European Commission settlement from EBIT for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension expense (income) from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(3) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks, reduced by capital expenditures and increased by proceeds from asset sales. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.